Exhibit 99.1

FOR IMMEDIATE RELEASE

Quality Distribution, Inc. Reports Results for the Quarter ended June 30, 2004 and the Sales of its Insurance and Juice Businesses

TAMPA, Fla.—(BUSINESS WIRE)—August 12, 2004—Quality Distribution, Inc. (the “Company”) (Nasdaq:QLTY) today reported a net loss per diluted share of $0.42 for the second quarter of 2004, compared to a net loss per diluted share of $0.02 for the second quarter of 2003. For the first six months of 2004, the Company reported a net loss per diluted share of $0.37, compared to a net loss per diluted share of $0.13 for the same period last year.

Results for the second quarter of 2004 include several charges consisting of $4.1 million to remediate additional contaminated soils recently discovered at one of the Company’s properties, $7.0 million primarily for adverse development of insurance claims and $0.8 million for legal fees relating to previously disclosed irregularities at Power Purchasing, Inc. (“PPI”), a non-core insurance subsidiary. Results for the second quarter of 2004 also include $1.2 million of operating losses related to our juice transportation business. Results for the first six months of 2004 include additional charges already recognized in the first quarter of $3.2 million for legal and accounting fees related to PPI and $1.2 million of start-up costs and operating losses related to the Company’s juice business.

Revenue for the quarter ended June 30, 2004 increased $13.8 million, or 9.6%, to $157.4 million from $143.6 million for the second quarter of 2003. Revenue for the first six months of 2004 increased $28.0 million, or 10.0%, to $308.6 million from $280.6 million for the same period in 2003. Strong demand from both new and existing customers, along with the addition of new affiliates joining our Company, were the primary drivers of our continued strong revenue growth. Since the end of 2002, a total of eight new affiliates have joined the Company providing approximately $6.9 million of incremental transportation revenue for the second quarter of 2004 and approximately $13.6 million for the first six months of 2004. The Company continues to recruit new affiliates into its network, and has recently added its latest affiliate, Tiona Trucking, based in Butler, Missouri. Also impacting revenue was fuel surcharge, which increased by $2.6 million for the quarter and $2.9 million for the first half of 2004 compared to the same prior year periods.

Operating loss for the quarter ended June 30, 2004 was $2.2 million compared to operating income of $9.5 million for the second quarter of 2003. For the first six months of 2004, operating income was $4.0 million compared to $18.1 for the same period last year. Operating income was negatively impacted by the above charges for environmental, insurance and PPI legal and accounting fees, as well as the start-up costs and operating losses related to the Company’s juice business. On the positive side, stronger revenue and cost reductions increased operating income by $1.5 million for the second quarter of 2004 and by $3.5 million for the first half of 2004.

Interest expense was $5.4 million and $10.6 million for the quarter and six months ended June 30, 2004 compared to $6.3 million and $13.0 million, respectively, for the same periods last year. These decreases resulted from the Company’s initial public offering and concurrent debt refinancing in November of 2003, which significantly reduced the Company’s outstanding debt.

In separate news, the Company announced that in July 2004 it has sold certain assets of PPI, including all outside customer contracts and insurance contracts, and has outsourced the servicing of all insurance-related services being provided to owner-operators and other affiliates of the Company to an outside insurance brokerage company. Under the outsourcing arrangement, the Company will receive a percentage of certain commissions, underwriting profits and other defined revenue relating to the outsourced insurance-related services. The Company expects to record a small gain in the third quarter related to this sale.

The Company also announced that it has entered into a definitive agreement to sell its juice business and expects to close this sale in the next few weeks. The Company does not anticipate recording a loss on this sale in the third quarter of this year.

Commenting on the results and outlook, President and Chief Executive Officer Tom Finkbiner said, “We are very pleased with our success in growing our revenue base in the second quarter and first half of 2004. Unfortunately, the charges we incurred in the second quarter overshadowed an otherwise strong operating performance. The sale and outsourcing of our PPI business and the pending sale of our juice business will allow us to focus our resources on our core business which has sustained a year over year revenue growth rate of 10% over the last three quarters. We remain optimistic that we can continue to grow our revenue base and overcome the setbacks we have realized over the past several quarters.”

As previously announced, the Company will host an investor conference call for investors to discuss these results today at 4:30 p.m. EST. The dial in number is 888-515-2235 toll free; the pass code is 565655. A replay of the call will be available until August 26, 2004 by dialing 888-203-1112; the pass code is 565655. Copies of this press release and other financial information about the Company may be accessed on the “QDI Main-News and Publications” and “Investors” sections of the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, Quality Distribution operates approximately 3,500 tractors and 8,250 trailers through three principal transportation subsidiaries: Quality Carriers, TransPlastics, and Quebec based Levy Transport. The Company also provides other bulk transportation services, including tank cleaning and freight brokerage. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies who are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage, economic factors, downturns in customers’ business cycles, dependence on affiliates and owner-operators, change in government regulation, fluctuations in fuel pricing or availability, increases in interest rates, and the availability of qualified drivers. Other important factors that may cause actual results to differ materially from the forward-looking statements include new information or additional issues that may come to the attention of the audit committee and its outside advisors in connection with the PPI irregularities, the final outcome of the state regulatory investigations relating to the insurance irregularities and any other governmental investigations or legal proceedings initiated against the Company and the reaction of the Company’s lenders, investors, drivers and affiliate owner-operators to the insurance irregularities and restatements. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the risk factors disclosed in the Company’s Registration Statement on Form S-1 declared effective on November 6, 2003 and other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact: Sam Hensley

Senior Vice President and Chief Financial Officer

800-282-2031 ext. 7275

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited — In 000’s)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,355	$955
Accounts receivable, net of allowance of $7,771 and $6,893	86,575	74,944
Current maturities of notes receivable from affiliates	1,335	676
Prepaid expenses	3,921	3,566
Prepaid tires	7,960	7,978
Other	2,247	2,055

Total current assets	103,393	90,174
Property and equipment, net of accumulated depreciation of $187,674 and $203,816	130,392	137,961
Goodwill	131,363	131,232
Intangibles, net	1,497	1,402
Notes receivable from affiliates	741	1,051
Other assets	9,268	9,871

Total assets	$376,654	$371,691

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$1,630	$1,759
Accounts payable	20,664	18,988
Affiliates and independent owner-operators payable	10,790	7,319
Accrued expenses	60,693	54,242
Income taxes payable	339	518

Total current liabilities	94,116	82,826
Long-term indebtedness, less current maturities	273,550	272,750
Environmental liabilities	20,771	19,689
Other non-current liabilities	12,457	13,712
Deferred tax liability	1,462	1,552

Total liabilities	402,356	390,529
Commitments and contingencies (Note 6)
Minority interest in subsidiary	1,833	1,833
Stockholders’ deficit:
Common stock, no par value; 29,000 authorized, 19,113 issued at June 30, 2004 and 19,080 issued at December 31, 2003	356,091	356,078
Treasury stock, 113 and 111 shares at June 30, 2004 and December 31, 2003, respectively	(1,310)	(1,258)
Accumulated deficit	(176,469)	(169,569)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(14,670)	(14,689)
Stock purchase warrants	73	86
Stock subscriptions receivable	(1,661)	(1,730)

Total stockholders’ deficit	(27,535)	(20,671)

Total liabilities, minority interest and stockholders’ deficit	$376,654	$371,691

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited — In 000’s, Except Per Share Amounts)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
				(Restated)
Operating revenues:
Transportation	$132,771	$121,813	$260,628	$236,622
Other service revenues	18,009	17,758	36,422	35,349
Fuel surcharge	6,649	4,061	11,564	8,676

Total operating revenues	157,429	143,632	308,614	280,647
Operating expenses:
Purchased transportation	106,269	90,134	207,043	174,066
Compensation	15,651	14,934	30,200	31,386
Fuel, supplies and maintenance	9,558	9,874	19,100	20,601
Depreciation and amortization	5,874	7,630	11,894	15,124
Selling and administrative	7,638	3,181	11,379	6,294
Insurance	11,260	5,141	15,588	9,263
PPI professional fees	811	—	4,053	—
Other operating expenses	2,578	3,197	5,321	5,779

Operating income (loss)	(2,210)	9,541	4,036	18,134
Interest expense	5,395	6,314	10,612	12,958
Foreign currency transaction loss	—	937	—	937
Other expense (income)	126	(21)	154	(45)

Income (loss) before taxes	(7,731)	2,311	(6,730)	4,284
Provision for income taxes	131	102	170	240

Net income (loss)	(7,862)	2,209	(6,900)	4,044
Distributions to minority interest/preferred stock dividends and accretions	—	(2,272)	—	(4,463)

Net loss attributable to common stockholders	$(7,862)	$(63)	$(6,900)	$(419)

Per share data:
Net loss per common share – basic	$(0.42)	$(0.02)	$(0.37)	$(0.13)

Net loss per common share – diluted	$(0.42)	$(0.02)	$(0.37)	$(0.13)

Weighted average number of shares – basic	18,915	3,337	18,900	3,337
Weighted average number of shares – diluted	18,915	3,337	18,900	3,337

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited — In 000’s)

	Six months ended June 30,
	2004	2003
		(Restated)
Cash flows from operating activities:
Net income (loss)	$(6,900)	$4,044
Adjustments for non-cash charges	13,190	20,308
Changes in assets and liabilities	(2,230)	(12,695)

Net cash provided by operating activities	4,060	11,657

Cash flows from investing activities:
Capital expenditures	(4,277)	(3,836)
Acquisition of assets	(781)	—
Proceeds from asset dispositions	363	765

Net cash used in investing activities	(4,695)	(3,071)

Cash flows from financing activities:
Net draws (payments) on the revolver	1,500	(7,000)
Payments of debt obligations	(830)	(1,532)
Deferred financing fees	(369)	—
Increase in bank overdraft	619	1,814
Other	17	236

Net cash provided by (used in) financing activities	937	(6,482)

Net increase in cash	302	2,104
Effect of exchange rate changes on cash	98	(533)
Cash, beginning of period	955	661

Cash, end of period	$1,355	$2,232

Supplemental disclosures of non-cash activities:
Preferred stock accretions	$—	$4,386